Exhibit 10.57

December 27, 2011

Travelport Limited

300 Galleria Parkway, N.W.

Atlanta, GA 30339

Re:	(1) Separation Agreement, dated as of July 25, 2007, between Travelport Limited (“Travelport”) and Orbitz Worldwide, Inc. (“OWW” and, together with Travelport, the “Parties”), as amended by the First Amendment thereto, dated as of May 5, 2008 and further amended by the Second Amendment thereto, dated as of January 23, 2009 (the “Separation Agreement”)

(2) Travelport Traversa Value-Add Reseller Agreement, dated as of September 2, 2008, between Travelport, LP, Travelport Global Distribution System B.V., Orbitz LLC and Orbitz for Business Inc. (as amended, the “VAR Agreement”)

(3) Subscriber Services Agreement, dated as of July 23, 2007, between Travelport, LP, Travelport Global Distribution System B.V. and Orbitz Worldwide, LLC (as amended, the “Subscriber Agreement” and, together with the Separation Agreement and the VAR Agreement, the “Agreements” and each an “Agreement”)

Ladies and Gentlemen:

Effective as of the Effective Date (as defined below), each of Travelport and OWW agrees, on behalf of itself and its subsidiaries, as follows:

1.	Letters of Credit. OWW agrees to make a one-time payment to Travelport on February 1, 2012 in an amount equal to US$3,000,000 in connection with the amendment and restatement of the Travelport Credit Facility, amended on September 30, 2011 (the “September Amendment”); provided that:

(a)	The Parties agree that OWW shall not be obligated to make any other payment to Travelport in connection with the September Amendment other than as expressly provided for in this paragraph 1 and Travelport hereby waives and releases any claims it may have in respect of any such other payment for the September Amendment;

(b)

If, on or prior to February 1, 2012, Travelport’s obligation under the Section 2.10(d)(i) of the Separation Agreement to request the issuance of new letters of credit under the Travelport Credit Facility on behalf of and pursuant to the reasonable request of OWW is terminated or expires for any reason (any such termination or expiration, a “Commitment Termination”), such $3,000,000 amount shall be reduced by the sum of (x) an amount equal to (1) a fraction, the numerator of which is $75,000,000 minus the aggregate stated amount of all letters of credit described in such Section 2.10(d)(i) (any such letter of credit, a “Specified Letter of Credit”) outstanding on the date of such Commitment Termination and the denominator of which is $75,000,000 multiplied by (2) $4,103.97 multiplied by (3) the number of days from and including the date of such Commitment Termination to and including September 30, 2013 plus (y) for each day after the date of such Commitment Termination and on or prior to February 1, 2012 on which the aggregate stated amount of all Specified Letters of Credit is reduced, an amount equal to (1) a fraction the numerator of which is the aggregate stated amount of all Specified Letters of Credit outstanding immediately prior to such reduction minus the aggregate stated amount of all Specified Letters of Credit outstanding immediately after such reduction and the denominator of which is $75,000,000 multiplied by (2) $4,103.97 multiplied by (3) the number of days from and including the date of such reduction to and including September 30, 2013;

(c)	If no Commitment Termination has occurred on or prior to February 1, 2012 but a Commitment Termination occurs after February 1, 2012, on the fifth Business Day of the month immediately following the month in which such Commitment Termination occurred, Travelport shall rebate to OWW a portion of the amount paid by OWW to Travelport under this paragraph 1 equal to (1) a fraction, the numerator of which is $75,000,000 minus the aggregate stated amount of all Specified Letters of Credit outstanding on the date of such Commitment Termination and the denominator of which is $75,000,000 multiplied by (2) $4,103.97 multiplied by (3) the number of days from and including the date of such Commitment Termination through and including September 30, 2013; and

(d)	If, on any date after the later of February 1, 2012 and the date of any Commitment Termination, the aggregate stated amount of all Specified Letters of Credit is reduced, Travelport shall, on the fifth Business Day of the month immediately following the month in which such reduction occurred, rebate to OWW a portion of the amount paid by OWW to Travelport pursuant to this paragraph 1 equal to (1) a fraction, the numerator of which is the aggregate stated amount of all Specified Letters of Credit outstanding immediately prior to such reduction minus the aggregate stated amount of all Specified Letters of Credit outstanding immediately after such reduction and the denominator of which is $75,000,000 multiplied by (2) $4,103.97 multiplied by (3) the number of days from and including the date of such reduction through and including September 30, 2013.

For the avoidance of doubt, the Parties should refer to Exhibit A hereto for examples of calculations of the amounts in the foregoing subclauses (b) through (d). Capitalized terms used in this paragraph 1 and not otherwise defined shall have the meanings set forth in the Separation Agreement.

2.	OWW shall cause Orbitz LLC and Orbitz for Business Inc. to pay Travelport, LP or Travelport Global Distribution System B.V. (as designated by Travelport) on February 1, 2012, a fee in an amount equal to $975,000 as payment in full for development services performed for the entity set forth in Exhibit B hereto through October 30, 2011, by Travelport in connection with the VAR Agreement.

3.	Effectiveness. This letter agreement (this “Letter Agreement”) shall become effective as of the date (the “Effective Date”) when (i) each of the Parties shall have received a counterpart of this Letter Agreement duly executed by the other Party and (ii) Orbitz Worldwide, LLC shall have received, on or prior to December 29, 2011 by wire transfer in immediately available funds, the payment in full by Travelport, LP and/or Travelport Global Distribution System B.V. of the November 2011 segment incentive payment under the Subscriber Agreement plus $975,000 previously offset by Travelport against the October 2011 segment incentive payment .

4.	General. This Letter Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law other than Section 5-1401 of the General Obligations Law of the State of New York. This Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except, with respect to any Agreement, as expressly provided for in such Agreement. Each party to this Letter Agreement agrees that, except as expressly provided in this Letter Agreement, nothing in this Letter Agreement is intended to alter the rights, duties and obligations of the Parties under the Separation Agreement, the VAR Agreement or the Subscriber Agreement, each of which shall remain in full force and effect as amended hereby. In the event of a conflict between the terms and conditions of this Letter Agreement and the terms and conditions of the Separation Agreement, the VAR Agreement or the Subscriber Agreement, the terms and conditions of this Letter Agreement shall govern. This Letter Agreement may be executed by the parties hereto in separate counterparts delivered by facsimile or PDF, and each counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

The Parties have caused this Letter Agreement to be executed by the signatures of their respective authorized representatives.

Orbitz Worldwide, Inc.		Travelport Limited

Signature:	/s/ Alice Geene	Signature:	/s/ Julia Kou

Name:	Alice Geene	Name:	Julia Kou

Title:	Group VP, Interim GC	Title:	GVP, Law

Date:	December 27, 2011	Date:	December 27, 2011